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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                   SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                JUNE 30,
                                        ---------------------------------------    -----------------
                                         1992      1993       1994       1995       1995      1996
                                        ------    ------    --------    -------    ------    -------
Net income before taxes...............  $2,584    $2,227    $(22,179)   $ 5,210    $ (251)   $ 3,850
Add:
  Interest............................     241     1,055       4,507     17,620     8,493      8,188
  Interest portion of rentals.........      14        55         127        176        81        102
                                        ------    ------    --------    -------    ------    -------
          Earnings....................  $2,839    $3,337    $(17,545)   $23,006    $8,323    $12,140
Fixed Charges
  Interest............................  $  241    $1,055    $  4,507    $17,620    $8,493    $ 8,188
  Interest portion of rentals.........      14        55         238        176        81        102
                                        ------    ------    --------    -------    ------    -------
          Fixed Charges...............  $  255    $1,110    $  4,745    $17,796    $8,574    $ 8,290
          Ratio of Earnings to Fixed
            Charges...................    11.1x      3.0x       N.M.(1)     1.3x      1.0x       1.5x

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(1) The ratio is not meaningful because earnings were inadequate to cover fixed charges by $22.3 million for the year ended December 31, 1994.